Exhibit 99.1

Investor Contact: Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Chuck Hunter, CEO (760) 448 — 9700 xenonics@xenonics.com
Xenonics Expects Profitable
Fiscal 2008 Second Quarter and First Half
CARLSBAD, CALIFORNIA — April 3, 2008 — XENONICS HOLDINGS, INC. (AMEX:XNN), a leader in advanced illumination and low-light viewing technologies, announced today that it expects to be profitable on revenue of approximately $3.5 million for the second quarter of fiscal 2008 ended March 31, 2008. In comparison, for the second quarter of fiscal 2007, Xenonics reported a net loss of $177,000 on revenue of $1,646,000. The Company expects to report its fiscal 2008 second quarter financial results and host a conference call by May 14, 2008.
Chief Executive Officer Chuck Hunter said, “Following our profitable first quarter, the second quarter results we anticipate will give us a profitable first half on revenue of approximately $7.1 million, compared to a loss of $582,000 on revenue of $2,562,000 for the first half of fiscal 2007. We are pleased by our progress in building both our NightHunter and SuperVision businesses, and increasingly optimistic about our opportunities to deliver long-term growth and profitability.”
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com .
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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2236 Rutherford Road Suite 123 Carlsbad, CA 92008
(760) 448 9700 fax (760) 438 1184 www.xenonics.com email xenonics@xenonics.com